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                                                                   EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                Contact:
                                                       Cliff O. Bickell
                                                       Vice President and CFO
                                                       770/664-3700


                       SCIENTIFIC GAMES REPORTS JUDGMENT


(ALPHARETTA, GA, USA, October 1, 1999) Scientific Games International, a subsidiary of Scientific Games Holdings Corp. (NYSE:SG), today announced the entry on September 29, 1999 of a judgment in U.S. District Court, Northern District of Georgia, against the Company in favor of Seguros del Estado, S.A., a Colombian bonding company, in the principal amount of $2,400,000 and approximately $4,600,000 in interest calculated at 39% per annum. This matter arises from related litigation in Bogota, Colombia with Empresa Colombiana de Recursos para la Salud, S.A. (Ecosalud), the former national lottery, concerning an alleged default on obligations in Colombia in 1993, as described in previous public disclosures. The Company has stated that the amount was improperly paid by the bonding company because of the default by Ecosalud of its obligations to the Company, which claims are the subject of separate litigation in Colombia. The Company intends to appeal the judgment rendered in Georgia, including the calculation of interest at 39%, and will continue to assert its claim that the litigation should be returned to Colombia where it arose.

Headquartered near Atlanta, Georgia, Scientific Games International is a world leader in providing a full range of lottery products, integrated systems and support services to lotteries in more than 54 nations and 28 U.S. states, as well as various commercial businesses around the globe. The Company also has production or operating facilities in California and the United Kingdom, France, Germany, and Austria.

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Certain matters above may constitute forward-looking statements. As such, the matters discussed in such statements necessarily are subject to certain risks and uncertainties. A discussion of the various risks and uncertainties to which the Company's business is subject is set forth in the Company's annual report on Form 10-K and in the Company's most recent quarterly report on Form 10-Q.